DRAFT




FOR IMMEDIATE RELEASE                   Contact:
                                                 Ann Merguerian
                                                 Chief Financial Officer
                                                 Angeles Mortgage
                                                     Investment Trust
                                                 Westlake Village, CA
                                                 (805) 449-1335

                                                 or

                                                 James A. Aston
                                                 Chief Financial Officer
                                                 Insignia Financial Group, Inc.
                                                 Greenville, SC
                                                 (864) 239-1660

            ANGELES MORTGAGE INVESTMENT TRUST AND INSIGNIA FINANCIAL
             GROUP, INC. JOINTLY ANNOUNCE AN AGREEMENT IN PRINCIPLE

     Westlake Village, California and Greenville, South Carolina, April 3, 1997 -- Angeles Mortgage Investment Trust (AMEX: ANM) ("AMIT") and Insignia Financial Group, Inc. (NYSE: IFS) ("Insignia") jointly announced today that they have entered into a non-binding agreement in principle to effect a tax-free combination of AMIT and Insignia Properties Trust ("IPT"), an entity 99% owned by Insignia and its affiliates.

     Both AMIT, a California business trust, and IPT, a Maryland business trust, are qualified and have elected to be taxed as real estate investment trusts under the Internal Revenue Code of 1986, as amended.

     AMIT, which began trading on the American Stock Exchange in January 1989, is in the business of originating, acquiring and servicing its own mortgage portfolio, which is primarily secured by real estate properties. As of December 31, 1996, AMIT had 24 loans outstanding and net assets of $43 million.

     The proposed transaction contemplates the issuance by AMIT of its Class A shares, at a value of $16.25 per share in exchange for all of the shares of IPT, valued at approximately $190 million.

     The resulting combined entity, which would be owned 82% by Insignia and its affiliates, would have net assets of approximately $230 million.

     Insignia is a fully integrated real estate services company specializing in the ownership and operation of securitized real estate assets. As a full service real estate management organization, Insignia performs property management, asset management, investor services, partnership accounting, real estate investment banking and real estate brokerage services.

     IPT's business consists primarily of acquiring and owning interests in multifamily residential properties through ownership of limited and general partner interests in limited partnerships, which hold such real estate properties. IPT and its affiliated operating limited partnership own an aggregate of from 0.09% to 54.02% of the ownership interests of entities which own, in the aggregate, approximately 195 properties containing approximately 41,827 residential units and approximately 4,673,820 square feet of commercial space.

     The proposed transaction is contingent upon, among other conditions, satisfactory review of the business, operations, properties and assets of AMIT and IPT, the negotiation of a definitive agreement between the parties and the approval of the proposed transaction by certain governmental authorities and by the trustees and shareholders of AMIT and IPT.

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